Exhibit 10.4

NON-QUALIFIED STOCK OPTION AGREEMENT

OF

REXNORD HOLDINGS, INC.

THIS AGREEMENT (this “Agreement”) dated as of October 29, 2009 is made by and between Rexnord Holdings, Inc., a Delaware corporation (the “Company”), and Praveen R. Jeyarajah, a non-employee director of the Company (as defined herein) (the “Optionee”)

WHEREAS, the Company wishes to carry out the 2006 Stock Option Plan of Rexnord Holdings, Inc. (as may be amended from time to time, the “Plan”), the terms of which are hereby incorporated by reference and made a part of this Agreement; and

WHEREAS, in consideration for the Optionee’s agreement to continue to serve as a member of the Board and serve as Chairman of the Executive Committee, the Board has determined that it would be to the advantage and best interest of the Company and its stockholders to grant the Optionee the Non-Qualified Stock Option to purchase shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), provided for herein (the “Option”).

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE I

DEFINITIONS

Whenever the following terms are used in this Agreement, they shall have the meaning specified below unless the context clearly indicates otherwise. Capitalized terms used in this Agreement and not defined herein shall have the meaning given to such terms in the Plan. The singular pronoun shall include the plural, where the context so indicates.

“Cumulative Debt Repayment” for a given fiscal year shall mean the positive excess, if any, of (a) the weighted average of the debt (excluding debt associated with the Company’s PIK Notes) outstanding during the 60 calendar days preceding April 30, 2009, as such debt outstanding may be increased or decreased as appropriate for the effect of any post closing adjustment as determined by the Committee, over (b) the weighted average of the debt (excluding debt associated with the Company’s PIK Notes) outstanding during the 60 calendar days preceding April 30 of the fiscal year immediately following the given fiscal year.

“Cumulative Debt Repayment Target” for a period commencing on or after April 1, 2009 shall be as set forth in Appendix A to this Agreement, subject to the provisions of Section 6.6 hereof.

“Cumulative EBITDA” as of a given date shall mean the total of EBITDA from and after April 1, 2009 through such date.

“Cumulative EBITDA Target” for a given period commencing on or after April 1, 2009, shall be as set forth in Appendix A of this Agreement, subject to the provisions of Section 6.6 hereof.

“Debt Repayment” for a given fiscal year of the Company shall mean, excluding any debt repayment in conjunction with an equity offering of securities of the Company, the positive excess, if any, of (a) the weighted average of the debt (excluding debt associated with the Company’s PIK Notes) outstanding during the 60 calendar days preceding April 30 of the given fiscal year, over (b) the weighted average of the debt (excluding debt associated with the Company’s PIK Notes) outstanding during the 60 calendar days preceding April 30 of the fiscal year immediately following the given fiscal year.

“Debt Repayment Target” for a period commencing on or after April 1, 2009 shall be as set forth in Appendix A to this Agreement, subject to the provisions of Section 6.6 hereof.

“EBITDA” for a given period shall mean consolidated net income before interest, taxes, depreciation, amortization, noncash charges, extraordinary items (including Other Income and Expense items as well as LIFO Income and Expense items) and management or similar fees payable to Apollo Management, L.P. or any of its Affiliates, as reflected on the Company’s audited consolidated financial statements for such period. Consolidated net income shall be determined in accordance with generally accepted accounting principles except that gains or losses from extraordinary, unusual or non-recurring items may be excluded in the discretion of the Committee.

“EBITDA Target” for a given period commencing on or after April 1, 2009, shall be as set forth in Appendix A of this Agreement, subject to the provisions of Section 6.6 hereof.

“Principal Stockholder(s) Investment” means direct or indirect investments in shares of Common Stock, preferred stock or other debt or equity securities of the Company or any of its Subsidiaries made by the Principal Stockholder(s) on or after July 21, 2006.

“Principal Stockholder(s) CAGR” means the pretax compound annual growth rate calculated on a quarterly basis based on the cash proceeds realized to the Principal Stockholder(s) in a Liquidity Event on the Principal Stockholder(s) Investment (which proceeds, for purposes hereof, shall be determined after deducting all transaction costs and all investment banking, accounting, attorney, consultant and similar fees paid or payable by the Principal Stockholder(s) to the extent not paid or reimbursed by the Company or any other third party) and the aggregate amount invested by the Principal Stockholder(s) for all Principal Stockholder(s) Investments, assuming all Principal Stockholder(s) Investments were purchased by one Person and were held continuously by such Person, after dilution for outstanding options, warrants or other rights to acquire shares of Common Stock or other equity securities of the Company. The Principal Stockholder(s) CAGR shall be determined based on the actual time of each Principal Stockholder(s) Investment and including, as a return on such investment, any cash dividends, cash distributions or cash interest paid by the Company or any Subsidiary of the Company in respect of such investment during such period, but shall exclude any management or monitoring fees paid to Apollo Management, L.P. or any of its Affiliates.

ARTICLE II

GRANT OF OPTION

Section 2.1 Grant of Option

In consideration of the Optionee’s service as a member of the Board and as Chairman of the Executive Committee, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, on the date hereof the Company irrevocably grants to the Optionee the Option to purchase any part or all of an aggregate of One Hundred Thirty Thousand Seven Hundred Forty-three (130,743) shares of Common Stock upon the terms and conditions set forth in the Plan and this Agreement.

Section 2.2 Option Subject to Plan

The Option granted hereunder is subject to the terms and provisions of the Plan, including without limitation, Article V and Sections 7.1, 7.2, 7.3 and 7.10 thereof.

Section 2.3 Option Price

The purchase price of the shares of Common Stock covered by the Option shall be Twenty and no/100 Dollars ($20.00) per share (without commission or other charge).

ARTICLE III

EXERCISABILITY

Section 3.1 Commencement of Exercisability

(a) Subject to Section 3.1(e) and Section 3.3 of this Agreement, seventy percent (70%) of the Option granted pursuant to this Agreement, shall become vested in three (3) cumulative installments, provided that the Optionee remains a director of the Company from the date of grant through such date, as follows:

(i) The first installment shall become vested on October 29, 2010;

(ii) The second installment shall become vested on October 29, 2011;

(iii) The final installment shall become vested on October 29, 2012.

(b) Subject to Section 3.1(e) and Section 3.3 of this Agreement, thirty percent (30%) of the Option granted pursuant to this Agreement, shall become vested as follows:

(i) An installment of up to 2.5% of the shares of Common Stock covered by the Option shall become vested on, or within 120 days following, March 31 of each fiscal year 2010 through 2012, in each case as determined by the Committee in its sole discretion as follows:

(A) if the Debt Repayment for any such fiscal year equals or exceeds 90%, but is less than 95%, of the Debt Repayment Target for such fiscal year, then 1.25% of the shares of Common Stock covered by the Option shall become vested; or

(B) if the Debt Repayment for any such fiscal year equals or exceeds 95%, but is less than 100%, of the Debt Repayment Target for such fiscal year, then 1.875% of the shares of Common Stock covered by the Option shall become vested; or

(C) if the Debt Repayment for any such fiscal year equals or exceeds the Debt Repayment Target for such fiscal year, then 2.5% of the shares of Common Stock covered by the Option shall become vested.

(ii) An installment of up to 2.5% of the shares of Common Stock covered by the Option shall become vested on, or within 120 days following, March 31 of each fiscal year 2010 through 2012 as determined by the Committee in its sole discretion as follows:

(A) if the Cumulative Debt Repayment for any such fiscal year equals or exceeds 90%, but is less than 95%, of the Cumulative Debt Repayment Target for such fiscal year, then 1.25% of the shares of Common Stock covered by the Option shall become vested; or

(B) if the Cumulative Debt Repayment for any such fiscal year equals or exceeds 95%, but is less than 100%, of the Cumulative Debt Repayment Target for such fiscal year, then 1.875% of the shares of Common Stock covered by the Option shall become vested; or

(C) if the Cumulative Debt Repayment for any such fiscal year equals or exceeds the Cumulative Debt Repayment Target for such fiscal year, then 2.5% of the shares of Common Stock covered by the Option shall become vested.

(iii) If the Cumulative Debt Repayment as of the end of any fiscal year 2010 through 2012 is less than the Cumulative Debt Repayment Target through the end of such fiscal year, that portion of the Option that was subject to accelerated vesting pursuant to Section 3.1(b)(i) and 3.1(b)(ii), but which did not become vested pursuant to Sections 3.1(b)(i)(A), (B) or (C) or 3.1(b)(ii)(A), (B) or (C), with respect to such fiscal year, subject to Sections 3.2 and 3.4, shall become vested, as determined by the Committee, on, or within 120 days following, the last day of the first fiscal year in which the Cumulative Debt Repayment equals or exceeds the Cumulative Debt Repayment Target for such fiscal year.

(iv) An installment of up to 2.5% of the shares of Common Stock covered by the Option shall become vested on, or within 120 days following, March 31 of each fiscal year 2010 through 2012 as determined by the Committee in its sole discretion as follows:

(A) if EBITDA for any such fiscal year equals or exceeds 90%, but is less than 95%, of the EBITDA Target for such fiscal year, then 1.25% of the shares of Common Stock covered by the Option shall become vested; or

(B) if EBITDA for any such fiscal year equals or exceeds 95%, but is less than 100%, of the EBITDA Target for such fiscal year, then 1.875% of the shares of Common Stock covered by the Option shall become vested; or

(C) if EBITDA for any such fiscal year equals or exceeds the EBITDA Target for such fiscal year, then 2.5% of the shares of Common Stock covered by the Option shall become vested.

(v) An installment of up to 2.5% of the shares of Common Stock covered by the Option shall become vested on, or within 120 days following, March 31 of each fiscal year 2010 through 2012 as determined by the Committee in its sole discretion as follows:

(A) if Cumulative EBITDA for any such fiscal year equals or exceeds 90%, but is less than 95%, of the Cumulative EBITDA Target for such fiscal year, then 1.25% of the shares of Common Stock covered by the Option shall become vested; or

(B) if Cumulative EBITDA for any such fiscal year equals or exceeds 95%, but is less than 100%, of the Cumulative EBITDA Target for such fiscal year, then 1.875% of the shares of Common Stock covered by the Option shall become vested; or

(C) if Cumulative EBITDA for any such fiscal year equals or exceeds the Cumulative EBITDA Target for such fiscal year, then 2.5% of the shares of Common Stock covered by the Option shall become vested.

(vi) if Cumulative EBITDA as of the end of any fiscal year 2010 through 2012 is less than the Cumulative EBITDA Target through the end of such fiscal year, that portion of the Option that was subject to accelerated vesting pursuant to Sections 3.1(b)(iv) and 3.1(b)(v), but which did not become vested pursuant to Sections 3.1(b)(iv)(A), (B) or (C) or 3.1(b)(v)(A), (B) or (C), with respect to such fiscal year, subject to Sections 3.2 and 3.4, shall become vested, as determined by the Committee, on, or within 120 days following, the last day of the first fiscal year in which Cumulative EBITDA equals or exceeds the Cumulative EBITDA Target for such fiscal year.

(c) Notwithstanding the foregoing provisions of this Section 3.1, upon the occurrence of the first Liquidity Event, the following shall immediately prior to the effective date of such Liquidity Event become vested in full:

(i) that portion of the Option that remains eligible to become vested pursuant to Section 3.1(a);

(ii) at the election and sole discretion of the Committee, that portion of the Option that has not, as of such Liquidity Event, become eligible to become vested pursuant to Sections 3.1(b)(i), 3.1(b)(ii), 3.1(b)(iv) or 3.1(b)(v);

(iii) that portion of the Option that remains eligible to become vested pursuant to Section 3.1(b), but only if the Principal Stockholder(s) CAGR as of the Liquidity Event equals or exceeds 25%.

(d) The Committee shall make the determination as to whether the respective Debt Repayment, Cumulative Debt Repayment, EBITDA, and Cumulative EBITDA Targets have been met, and shall determine the extent, if any, to which the Option as become vested, on any such date as the Committee in its sole discretion shall determine; provided, however, that with respect to each fiscal year such date shall not be later than the 120th day following March 31 of such fiscal year.

(e) Except with respect to any portion of the Option that as of the Optionee’s Termination of Directorship is eligible to vest pursuant to Section 3.1(b) for the fiscal year preceding the fiscal year in which the Optionee’s Termination of Directorship occurs, no portion of the Option which is unvested at the Optionee’s Termination of Directorship shall thereafter become vested.

Section 3.2 Duration of Exercisability

The installments provided for in Section 3.1 are cumulative. Each such installment which becomes vested pursuant to Section 3.1 shall remain vested and may be exercised until the Option expires pursuant to Section 3.3.

Section 3.3 Expiration of Option

The Option may not be exercised to any extent by any Person after the first to occur of any of the following events:

(a) The expiration of ten years from the date the Option was granted;

(b) If the Optionee’s Termination of Directorship is for any reason other than (i) by the Company for “cause” (in accordance with the Company’s Bylaws), or (ii) on account of the Optionee’s death or disability (as defined in Section 22(e)(3) of the Code), the later of (x) the ninetieth day following the date of the Optionee’s Termination of Directorship or (y) to the extent that, as of the Optionee’s Termination of Directorship, any portion of the Option remains eligible to vest pursuant to Section 3.1(b) for the fiscal year preceding the fiscal year in which the Optionee’s Termination of Directorship occurs, the thirtieth day following the date of the Committee’s determination under Section 3.1(d) for such fiscal year;

(c) The date of the Optionee’s Termination of Directorship by the Company for “cause” (in accordance with the Company’s Bylaws);

(d) If the Optionee’s Termination of Directorship is on account of the Optionee’s death or disability (within the meaning of Section 22(e)(3) of the Code), the expiration of 12 months from the date of the Optionee’s Termination of Directorship; or

(e) The occurrence of a Liquidity Event, provided that any portion of the Option that is vested as of the occurrence of the Liquidity Event may be exercised concurrently therewith.

Section 3.4 Partial Exercise

Any vested portion of the Option or the entire Option, if then wholly vested, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof expires; provided, however, that each partial exercise shall be for not less than 100 shares of Common Stock and shall be for whole shares of Common Stock only.

Section 3.5 Exercise of Option

The exercise of the Option shall be governed by the terms of this Agreement and the terms of the Plan, including without limitation, the provisions of Article V of the Plan, which, among other things, require that the Optionee (or, in the event of the Optionee’s death or disability, the Optionee’s Eligible Representative) deliver an executed copy of a Joinder to the Stockholders’ Agreement designated by the Company (in the form attached to such Stockholders’ Agreement) to the Secretary as a condition to the exercise of the Option.

ARTICLE IV

OTHER PROVISIONS

Section 4.1 Optionee’s Service as a Director

Nothing in this Agreement or in the Plan shall confer upon the Optionee any right to continue in the service of the Company or any of its affiliates (whether as a director or otherwise).

Section 4.2 Shares Subject to Plan and Stockholder Agreement

The Optionee acknowledges that any shares of Common Stock acquired upon exercise of the Option are subject to the terms of the Plan and the Stockholders’ Agreement, including without limitation, the restrictions set forth in Section 5.6 of the Plan.

Section 4.3 Construction

This Agreement shall be administered, interpreted and enforced under the laws of the state of New York, without regard to conflicts of laws provisions that would give effect to the laws of another jurisdiction.

Section 4.4 Conformity to Securities Laws

The Optionee acknowledges that the Plan is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated thereunder by the Securities and Exchange Commission, including without limitation, Rule 16b-3. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Option is granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

Section 4.5 Adjustments in Debt Repayment and EBITDA Targets

The Debt Repayment and EBITDA Targets (including the Cumulative Debt Repayment and Cumulative EBITDA Targets) specified in Appendix A are based upon certain revenue and expense assumptions about the future business of the Company as of the date the Option is granted. Accordingly, in the event that, after such date, the Committee determines, in its sole discretion, that any acquisition or disposition of any business by the Company or any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, any unusual or nonrecurring transactions or events affecting the Company, or the financial statements of the Company, or change in applicable laws, regulations, or accounting principles occurs such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to the Option, then the Committee shall, in good faith and in such manner as it may deem equitable, adjust the financial targets set forth on Appendix A to reflect the projected effect of such transaction(s) or event(s) on Debt Repayment and/or EBITDA, subject to Section 7.1 of the Plan.

Section 4.6 Entire Agreement

The parties hereto acknowledge that this Agreement and the Plan set forth the entire agreement and understanding of the parties and supersede all prior written or oral agreements or understandings with respect to the subject matter hereof. The obligations imposed by this Agreement are severable and should be construed independently of each other. The invalidity of one provision shall not affect the validity of any other provision. If any provision of this Agreement shall be invalid or unenforceable, in whole or in part, or as applied to any circumstances, under the laws of any jurisdiction which may govern for such purpose, then such provision shall be deemed, to the extent allowed by the laws of such jurisdiction, to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, either generally or as applied to such circumstance, or shall be deemed exercised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be.

Section 4.7 Amendment

The Board at any time, and from time to time, may amend the terms of this Agreement, provided, however, that the rights of the Optionee shall not be adversely impaired without the Optionee’s written consent. The Company shall provide the Optionee with notice and a copy of any amendment made to this Agreement

Section 4.8 Arbitration; Waiver of Jury Trial

Any dispute or controversy arising under, out of, or in connection with or in relation to this Agreement or the Plan shall be finally determined and settled by arbitration in New York, New York in accordance with the Commercial Rules of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction. Within 20 days of the conclusion of the arbitration hearing, the arbitrator shall prepare written findings of fact and conclusions of law. It is mutually agreed that the written decision of the arbitrator shall be valid, binding, final and non-appealable; provided, however, that the parties hereto agree that the arbitrator shall not be empowered to award punitive damages against any party to such arbitration. To the extent permitted by law, the arbitrator’s fees and expenses will be borne equally by each party. In the event that an action is brought to enforce the provisions of this Agreement or the Plan pursuant to this Section 4.8, each party shall pay its own attorney’s fees and expenses regardless of whether in the opinion of the court or arbitrator deciding such action there is a prevailing party. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL, INCLUDING TRIAL BY JURY, IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THE PLAN OR THIS AGREEMENT.

Section 4.9 Notices

All notices, requests, consents and other communications hereunder to any party hereto shall be deemed to be sufficient if contained in a written instrument and shall be deemed to have been duly given when delivered in person, by telecopy, by nationally-recognized overnight courier, or by first class registered or certified mail, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by the addressee to the addressor:

(i) if to the Company, to:

Rexnord Holdings, Inc.
4701 Greenfield Avenue Milwaukee, WI 53214 Attention: Patty Whaley with copies to:

Rexnord Holdings, Inc. c/o Apollo Management, L.P.
10250 Constellation Blvd, Suite 2900
Los Angeles, CA 90067
Fax: (310) 843-1933
Attention: Larry Berg

and

Rexnord Holdings, Inc. c/o Apollo Management, L.P. 9 West 57th Street, 43rd Floor New York, NY 10019
Fax: (212) 515-3288 Attention: Steven Martinez and

O’Melveny & Myers LLP Times Square Tower
7 Times Square New York, NY 10036 Fax: (212) 326-2061 Attention: John M. Scott, Esq.

(ii) if to the Optionee, to the Optionee’s home address on file with the Company.

Section 4.10 Counterparts

This Agreement may be executed in several counterparts, including via facsimile transmission, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the day, month and year first set forth above.

THE COMPANY:

REXNORD HOLDINGS, INC.

By:	/s/ Patricia M. Whaley
Name:	Patricia M. Whaley
Title:	Vice President, General Counsel & Secretary

THE OPTIONEE:

Signature:	/s/ Praveen R. Jeyarajah
Print Name:	Praveen R. Jeyarajah